EIGHTH AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This Eighth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of November 8, 2024, by and between BANC OF CALIFORNIA, a California state chartered bank (formerly known as Pacific Western Bank) (“Bank”) and ADICET THERAPEUTICS, INC., a Delaware corporation formerly known as Adicet Bio, Inc. (“Borrower”).

RECITALS

A. Borrower and Bank are parties to that certain Loan and Security Agreement dated as of April 28, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

B. Borrower and Bank also acknowledge that Borrower provided written notice to Bank under Section 6.8 of the Agreement on May 13, 2024 of the formation and planned investments in Adicet Shanghai (as defined below) (the “New Subsidiary”).

C. As of the date hereof, Borrower has not made investments in New Subsidiary that exceed $250,000 in any fiscal year and does not hold Shares that are certificated in New Subsidiary.

D. Borrower and Bank desire to amend certain provisions of the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.
Incorporation. The foregoing preamble and recitals are incorporated herein by this reference.
2.
Amendments to the Agreement.

A. Pacific Western Bank has changed its name to Banc of California. Bank and Borrower hereby agree that the Agreement and each other Loan Document are hereby amended wherever necessary to reflect this change.

B. Section 2.6 of the Agreement is deleted from the Agreement in its entirety.

C. Section 4.3 of the Agreement is amended and restated in its entirety to read as follows:

4.3. Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares (other than Shares of Adicet Shanghai), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Borrower will deliver to Bank (i) on the Closing Date, the certificate or certificates for any then-certificated Shares of any Subsidiary (other than Adicet Israel and Adicet Shanghai), and (ii) with respect to any Shares uncertificated as of the Closing Date, immediately upon certification, the certificate or certificate for the Shares of any Subsidiary (other than Adicet Israel and Adicet Shanghai), in each case accompanied by an instrument of assignment duly executed in blank governing the Shares. Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates (if any) representing any such securities to be issued in the name of Bank or its transferee. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

D. Section 6.8 of the Agreement is amended and restated in its entirety to read as follows:

6.8 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary of Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall within ten (10) days thereafter notify Bank of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement), other than Adicet Shanghai: (i) to cause such New Subsidiary to become either (A) a co-borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or (B) a secured guarantor with respect to the Obligations, if such New Subsidiary is not organized under the laws of the United States; and (ii) to grant and pledge to Bank a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary.

E. Section 7.13 of the Agreement is amended and restated in its entirety to read as follows:

7.13 Subsidiary Assets. Permit Subsidiaries, individually or collectively, to own, hold, acquire or receive any property or assets, measured in accordance with GAAP, with an aggregate book value of greater than Two Hundred Fifty Thousand Dollars ($250,000), provided that (i) Adicet Israel may maintain an additional Five Hundred Thousand Dollars ($500,000) solely to satisfy tax liabilities in connection with its dissolution so long as prior notice of such dissolution shall be delivered to Bank, and (ii) Adicet Shanghai may maintain an additional Five Hundred Thousand Dollars ($500,000).

F. Exhibit A to the Agreement is amended by amending or restating, or adding, in appropriate alphabetical order, as applicable, the following defined terms to read as follows:

“Adicet Shanghai” means Adicet (Shanghai) Biotechnology Co., Ltd.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Code), (ii) is property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, if the grant of a security interest in such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to Borrower due to the application of IRC §956, (iv) is property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien, or (v) is a Share of Adicet Shanghai.

“Permitted Investment” means:

(a)
Investments existing on the Closing Date disclosed in the Schedule;

(b)
(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within two (2) years from the date of acquisition thereof, (ii) commercial paper maturing no more than two (2) years from the date of creation thereof and currently having rating of at least A-1 or P-1 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than two (2) years from the date of investment therein, (iv) Bank’s money market accounts; (v) Investments in regular deposit or checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement; and (vi) Investments consistent with any investment policy adopted by Borrower’s board of directors;
(c)
Investments accepted in connection with Permitted Transfers;
(d)
(i) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year, (ii) additional Investments by Borrower in Adicet Israel solely to satisfy tax liabilities in connection with Adicet Israel’s dissolution not to exceed Five Hundred Thousand Dollars ($500,000), provided that prior notice of such dissolution shall be delivered to Bank; and (iii) additional Investments by Borrower in Adicet Shanghai not to exceed Five Hundred Thousand Dollars ($500,000);
(e)
Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;
(f)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;
(g)
Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (g) shall not apply to Investments of Borrower in any Subsidiary;
(h)
Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; and
(i)
Investments permitted under Section 7.3.

G. Exhibit A to the Agreement is amended by deleting the following defined terms in their entirety:

“Success Fee”

“Success Fee Event”

3.
Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement and the security interest as granted as of the Closing Date continues without novation.
4.
Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (provided, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects). No Event of Default exists, or would exist with notice or lapse of time or both under the Agreement or any other Loan Document. A true and correct copy of each of Borrower’s and Guarantor’s certificate of incorporation and bylaws, as in effect as of the date of this Amendment have been delivered to Bank.
5.
This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.
6.
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
7.
The terms of Article 11 of the Agreement are incorporated herein by this reference, mutatis mutandis.
8.
As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:
a.
this Amendment, duly executed by Borrower;
b.
an Affirmation of and Amendment to Guaranty, duly executed by the Guarantor;
c.
payment of an amount equal to Bank Expenses relating to this Amendment, which may be debited from any of Borrower’s deposit account maintained with Bank; and
d.
such other documents and completion of such other matters, as Bank may have reasonably requested prior to the date of this Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ADICET THERAPEUTICS, INC.

By: /s/ Chen Schor

Name: Chen Schor

Title: President, Secretary & CEO

BANC OF CALIFORNIA

By: /s/ Steve Kent

Name: Steve Kent

Title: Vice President & Client Manager